As filed with the Securities and Exchange Commission on November 16, 2004
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-3 REGISTRATION STATEMENT Under THE SECURITIES ACT OF 1933
NATIONAL RESEARCH CORPORATION
(Exact name of registrant as specified in its charter)
Wisconsin	47-0634000
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1245 Q Street Lincoln, Nebraska 68508 (402) 475-2525
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Patrick E. Beans Vice President, Treasurer, Chief Financial Officer and Secretary National Research Corporation 1245 Q Street Lincoln, Nebraska 68508 (402) 475-2525
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With a copy to: Benjamin F. Garmer, III Russell E. Ryba Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5367 (414) 271-2400
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [   ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $.001 par value	250,000 shares	$16.25	$4,062,500	$514.72

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average of the high and low prices for National Research Corporation Common Stock as reported on the Nasdaq National Market on November 10, 2004.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where this offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 15, 2004

PROSPECTUS

250,000 Shares

NATIONAL RESEARCH CORPORATION

Common Stock

        This prospectus relates to 250,000 shares of our common stock that we previously issued. The shareholder named in this prospectus under the heading “Selling Shareholder” may offer and sell this common stock over time. We will not receive any of the proceeds from the sale of the common stock.

        Our common stock is traded on the Nasdaq National Market under the symbol “NRCI.” On November 11, 2004, the closing sale price of our common stock was $16.25 per share.

        The selling shareholder may sell his common stock in public or private transactions at prevailing market prices, at negotiated prices or otherwise. He may sell the stock directly or through brokers or dealers. Brokers or dealers may receive discounts or commissions from the selling shareholder, which will be paid by the selling shareholder. See “Plan of Distribution.”

        Investing in our common stock involves risks that are described in the “Risk Factors”section beginning on page 3 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                               , 2004.

        You should rely only on the information contained or incorporated by reference in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. This prospectus does not offer to sell or seek an offer to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

-i-

FORWARD-LOOKING STATEMENTS

This prospectus and the information we incorporate by reference into this prospectus contain “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement includes phrases such as we “believe,” “expect” or other similar expressions. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which could cause actual results or outcomes to differ materially from those currently expressed in, or implied by, those statements. Some, but not all, of the risks and uncertainties include those described in “Risk Factors.” We urge you to consider these factors in evaluating the forward-looking statements and we caution you not to place undue reliance on such forward-looking statements. We assume no obligation, and disclaim any duty, to publicly update such forward-looking statements to reflect subsequent events or circumstances.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The most recent information that we file with the SEC automatically updates and supersedes any older information. We incorporate by reference the following documents we have filed and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act until the selling shareholder terminates the offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

•	The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A dated October 2, 1999, and any amendment or report updating that description.

        You may request a copy of any of these documents at no cost, by writing or telephoning us at the following: Mr. Patrick E. Beans, Secretary, National Research Corporation, 1245 Q Street, Lincoln, Nebraska 68508, telephone number (402) 475-2525.

THE COMPANY

        We believe we are a leading provider of ongoing survey-based performance measurement, analysis, tracking and improvement services to the healthcare industry. We believe we have achieved this leadership position based on 23 years of industry experience and our relationships with many of the industry’s largest payers and providers. We address the growing needs of healthcare providers and payers to measure the care outcomes, specifically experience and health status, of their patients and/or members. We have been at the forefront of our industry in developing tools that enable healthcare organizations to obtain performance measurement information necessary to comply with industry and regulatory standards and to improve their business practices so that they can maximize new member and/or patient attraction, experience, member retention and profitability.

        Since our founding in 1981 as a Nebraska corporation (we reincorporated in Wisconsin in September 1997), we have focused on the information needs of the healthcare industry. Our primary types of information services are renewable performance tracking services, custom research, educational services and a renewable syndicated service.

        One of our growth strategies has been to expand our client base by pursuing strategic opportunities to acquire other healthcare performance information providers. In May 2001, we acquired the Picker Institute’s healthcare survey business. The Picker Institute’s family of patient and employee surveys is highly regarded in the field of healthcare quality assessment and improvement. In March 2003, we acquired Smaller World Communications Inc., a Toronto, Ontario, Canada based provider of survey-based performance measurement, analysis and evaluation to the healthcare industry in Canada.

        While performance data has always been of interest to healthcare providers and payers, such information has become increasingly important to these entities as a result of regulatory, industry and competitive requirements. In recent years, the healthcare industry has been under significant pressure from consumers, employers and the government to limit increases in costs. However, the same parties that demanded cost limitations are now concerned that healthcare service quality is being compromised under managed care. This concern has created a demand for consistent, objective performance information by which healthcare providers and payers can be measured and compared and on which physicians’ compensation can, in part, be based.

        We address healthcare organizations’ growing need to track their performance at the enterprise-wide, departmental and physician/caregiver levels. We have been at the forefront of our industry in developing tools that enable our clients to collect, in an unobtrusive manner, a substantial amount of comparative performance information in order to analyze and improve their practices to maximize new member and/or patient attraction, experience, member retention and profitability. Our performance assessments offer the tangible measurement of health service quality currently demanded by consumers, employers, industry accreditation organizations and lawmakers.

        Our innovative solutions respond to managed care’s redefined relationships among consumers, employers, payers and providers. While many vendors exclusively use static, mass produced questionnaires, we also utilize a dynamic data collection process to create a personalized questionnaire which evaluates service issues specific to each respondent’s specific healthcare experience. The flexibility of our data collection process allows healthcare organizations to add timely, market driven questions relevant to matters such as industry performance mandates, employer performance guarantees and internal quality improvement initiatives. In addition, we assess core service factors relevant to all healthcare respondent groups (patients, members, employers, employees, physicians, etc.) and to all service points of a healthcare system (inpatient, emergency room, outpatient, home health, rehabilitation, long-term care, hospice, dental, etc.).

        We offer renewable performance tracking and improvement services, custom research, educational services and a renewable syndicated service. We have renewable performance tracking tools for gathering and analyzing data from survey respondents along with the improvement tool, eToolKit, to help clients not only measure performance but know where to focus with ideas and solutions for making improvements. We have the capacity to measure performance beyond the enterprise-wide level. We have the ability and experience to determine key performance indicators at the department and individual physician/caregiver measurement levels, where our services can best guide the efforts of our clients to improve quality and enhance their market position. The educational services of the Picker Symposium Educational Products provide a way of bridging the gap between measurement and improvement. Additional offerings to our customers include functional disease-specific and health status measurement tools. The syndicated NRC HealthCare Market Guide®, a stand-alone market information and competitive intelligence source as well as a comparative performance database, allows our clients to assess their performance relative to the industry, to access best practice examples and to utilize competitive information for marketing purposes.

        Our headquarters are located at 1245 Q Street, Lincoln, Nebraska 68508, telephone (402) 475-2525.

RISK FACTORS

We rely on a limited number of key clients, and a loss of one or more of these key clients could adversely affect our operating results.

        We rely on a limited number of key clients for a substantial portion of our revenues. Our ten largest clients in the first nine months of 2004 and for the years ended 2003, 2002 and 2001 generated 44%, 45%, 51% and 50%, respectively, of our revenues in each of those periods. The U.S. Department of Veterans Affairs accounted for 13%, 15%, 18% and 0% of our total revenues in the first nine months of 2004 and for the years ended 2003, 2002 and 2001, respectively. We cannot assure you that we will maintain our existing client base, maintain or increase the level of revenue or profits generated by our existing clients or be able to attract new clients. Furthermore, the healthcare industry continues to undergo consolidation and we cannot assure you that such consolidation will not cause us to lose clients. The loss of one or more of our large clients or a significant reduction in business from such clients, regardless of the reason, could have a material adverse effect us. See “Risk Factors — Because our clients are concentrated in the healthcare industry, we may be adversely affected by a business downturn or consolidation with respect to the healthcare industry.”

We depend on performance tracking contract renewals for a large share of our revenues and our operating results could be adversely affected.

        We expect that a substantial portion of our revenues for the foreseeable future will continue to be derived from written and oral contracts for renewable performance tracking services. Substantially all such written contracts are renewable annually at the option of our clients, although a client generally has no minimum purchase commitments under a contract and the contracts are generally cancelable on short or no notice without penalty. To the extent that clients fail to renew or defer their renewals from the quarter we anticipate, our quarterly results may be materially adversely affected. Our ability to secure renewals depends on, among other things, our ability to gather and analyze performance data in a consistent, high-quality and timely fashion. In addition, the performance tracking and market research activities of our clients are affected by accreditation requirements, enrollment in managed care plans, the level of use of satisfaction measures in healthcare organizations’ overall management and compensation programs, the size of operating budgets, clients’ operating performance, industry and economic conditions and changes in management or ownership. As these factors are beyond our control, we cannot assure you that we will be able to maintain our renewal rates. Any material decline in renewal rates from existing levels would have a material adverse effect on us.

Our operating results may fluctuate on a quarterly basis, and this may cause our stock price to decline.

        Our operating results have fluctuated from period to period in the past and will likely fluctuate significantly in the future due to various factors. There has historically been, and we expect that there will continue to be, fluctuation in our financial results related to the Market Guide. We recognize revenue when the Market Guides are delivered to the customers pursuant to their contracts, typically in the third quarter of the year. Substantially all of the related costs are deferred and subsequently charged to direct expenses contemporaneously with the recognition of the revenue. A delay in completing and delivering the Market Guide in a given year, the timing of which is dependent upon our ability to access a third-party’s respondent panel on a timely basis, could delay recognition of such revenues and expenses, which could materially affect operating results for the interim periods. We generally have some incidental sales of the Market Guide subsequent to the completion of each edition. Revenues and marginal expenses related to such incidental sales are recognized upon delivery. The profit margin earned on such revenues is generally higher than that earned on revenues realized from customers under contract at the time of delivery.

        In addition, our overall operating results may fluctuate as a result of a variety of other factors, including the size and timing of orders from clients, client demand for our services (which, in turn, is affected by factors such as accreditation requirements, enrollment in managed care plans, operating budgets and clients’ operating performance), the hiring and training of additional staff, postal rate changes and industry and general economic conditions. Because a significant portion of our overhead, particularly some costs associated with owning and occupying our building and full-time personnel expenses, is fixed in the short-term, our results of operations may be materially adversely affected in any particular quarter if revenues fall below our expectations. These factors, among others, make it possible that in some future quarter our operating results may be below the expectations of securities analysts and investors, which would have a material adverse effect on the market price of our common stock.

We operate in a highly competitive market and we could experience increased price pressure and expenses as a result.

        The healthcare information and market research industry is highly competitive. We compete both with healthcare organizations’ internal marketing, market research and/or quality improvement departments that create their own performance measurement tools and with relatively small specialty research firms that provide survey-based healthcare market research and/or performance assessment. We, to a certain degree, currently compete with, and we anticipate that in the future we may increasingly compete with, traditional market research firms that are significant providers of survey-based, general market research and firms that provide services or products that complement healthcare performance assessments, such as healthcare software or information systems. Although only a few of these competitors have to date offered survey-based, healthcare market research that competes directly with our services, many of these competitors have substantially greater financial, information gathering and marketing resources than us and could decide to increase their resource commitments to our market. There are relatively few barriers to entry into our market, and we expect increased competition in our market, which could adversely affect our operating results through pricing pressure, increased client service and marketing expenditures and market share losses, among other factors. We cannot assure you that we will continue to compete successfully against existing or new competitors.

Because our clients are concentrated in the healthcare industry, we may be adversely affected by a business downturn or consolidation with respect to the healthcare industry.

        Substantially all of our revenues are derived from clients in the healthcare industry. As a result, our business, financial condition and results of operations are influenced by conditions affecting this industry, including changing political, economic, competitive and regulatory influences that may affect the procurement practices and operation of healthcare providers and payers. Many federal and state legislators have proposed or have announced that they intend to propose programs to reform portions of the U.S. healthcare system. These programs could result in lower reimbursement rates and otherwise change the environment in which providers and payers operate. In addition, large private purchasers of healthcare services are placing increasing cost pressure on providers. Healthcare providers may react to these cost pressures and other uncertainties by curtailing or deferring purchases, including purchases of our services. Moreover, there has been consolidation of companies in the healthcare industry, a trend which we believe will continue. Consolidation in this industry, including the potential acquisition of certain of our clients, could adversely affect aggregate client budgets for our services or could result in the termination of a client’s relationship with us. The impact of these developments on the healthcare industry is difficult to predict and could have a material adverse effect on us.

Our future success depends on our ability to manage our growth, including by identifying acquisition candidates and effectively integrating acquired companies.

        Since our inception, our growth has placed significant demands on our management, administrative, operational and financial resources. In order to manage our growth, we will need to continue to implement and improve our operational, financial and management information systems and continue to expand, motivate and effectively manage an evolving workforce. If our management is unable to effectively manage under such circumstances, the quality of our services, our ability to retain key personnel and our results of operations could be materially adversely affected. Furthermore, we cannot assure you that our business will continue to expand. Reductions in clients’ spending on performance tracking and market research, increased competition, pricing pressures and other general economic and industry trends could adversely affect our growth.

        We may achieve a portion of our future revenue growth if any, through acquisitions of complimentary businesses, products, services or technologies, although we currently have no commitments or agreements with respect to any such acquisition. Our management has limited experience dealing with the issues of product and service, systems, personnel and business strategy integration posed by acquisitions, and we cannot assure you that the integration of any possible future acquisitions will be managed without a material adverse effect on us. In addition, we cannot assure you that any possible future acquisition will not dilute our earnings per share.

We face several risks relating to our ability to collect the data on which our business relies.

        Our ability to provide timely and accurate performance tracking and market research to our clients depends on our ability to collect large quantities of high quality data through surveys and interviews. If receptivity to our survey and interview methods by respondents declines, or for some other reason their willingness to complete and return surveys declines, or if we for any reason cannot rely on the integrity of the data we receive, then we could be adversely affected. In addition, we currently rely primarily on mail and telephone surveys for gathering information. If one or more of our competitors were to develop an online survey process that more effectively and efficiently gathers information, then we would be at a competitive disadvantage and our operating results could be adversely affected.

        We also rely on a third–party panel of pre-recruited consumer households to produce in a timely manner annual editions of the Market Guide. If we are not able to continue to use this panel, or the time period in which we use this panel was altered, and we could not find an alternative panel on a timely, cost competitive basis it could have a material adverse effect on us.

Our principal shareholder effectively controls our company.

        Prior to this offering, the selling shareholder, Michael D. Hays, who is also our Chief Executive Officer, beneficially owned 67.5% of our outstanding common stock. As a result, he is able to control matters requiring shareholder approval, including the election of directors and the approval of significant corporate matters such as change of control transactions. The effects of such influence could be to delay or prevent a change of control of our company unless the terms are approved by the selling shareholder. See “Selling Shareholder.”

Our business could be adversely affected if we are unable to attract or retain key managers and other personnel.

        Our future performance will depend to a significant extent upon the efforts and ability of our key personnel who have expertise in gathering, interpreting and marketing survey-based performance information for healthcare markets. Although client relationships are managed at many levels within our company, the loss of the services of Michael D. Hays, our Chief Executive Officer, or one or more of our other senior managers could have a material adverse effect on us. As of the date of this prospectus, we maintain $500,000 of key man life insurance on Mr. Hays. Our success will also depend on our ability to hire, train and retain skilled personnel in all areas of our business. Competition for qualified personnel in our industry is intense, and many of the companies that compete with us for qualified personnel have substantially greater financial and other resources than us. Furthermore, we expect competition for qualified personnel to become more intense as competition in our industry increases. We cannot assure you that we will be able to recruit, retain and motivate a sufficient number of qualified personnel to compete successfully.

If intellectual property and other proprietary information technology were copied or independently developed by our competitors, our operating results could be negatively affected.

        Our success depends in part upon our data collection process, research methods, data analysis techniques and internal systems and procedures that we have developed specifically to serve clients in the healthcare industry. We have no patents. Consequently, we rely on a combination of copyright, and trade secret laws and employee nondisclosure agreements to protect our systems, survey instruments and procedures. We cannot assure you that the steps we have taken to protect our rights will be adequate to prevent misappropriation of such rights or that third parties will not independently develop functionally equivalent or superior systems or procedures. We believe that our systems and procedures and other proprietary rights do not infringe upon the proprietary rights of third parties. We cannot assure you, however, that third parties will not assert infringement claims against us in the future or that any such claims will not result in protracted and costly litigation, regardless of the merits of such claims.

Errors in, or dissatisfaction with, performance tracking and other surveys could adversely affect our business.

        Many healthcare providers, payers and other entities or individuals use our renewable performance tracking and other healthcare surveys in promoting and/or operating their businesses and as a factor in determining physician or employee compensation. Consequently, any errors in the data received or in the final surveys, as well as the actual results of such surveys, can have a significant impact on such providers’, payers’ or other entities’ businesses and on any such individual’s compensation. In addition, parties who have not performed well in our surveys may be dissatisfied with the results of the surveys or the manner in which the results may be used by competitors or others. Although any such errors or dissatisfaction with the results of the surveys or the manner in which the surveys have been used has not resulted in litigation against us, we cannot assure you that we will not face future litigation as a result of a healthcare provider’s, payer’s or other entity’s or individual’s allegation of errors in our surveys or dissatisfaction with the results thereof.

Regulatory developments could adversely affect our revenues and results of operations.

        In the operation of our business we have access to or gather certain confidential information such as medical histories of our respondents. As a result, we could be subject potential liability for any inappropriate disclosure or use of such information. Even if we do not improperly disclose confidential information, privacy laws, including the U.S. Health Insurance Portability and Accountability Act of 1996, the U.S. Patriot Act and Canadian legislation relating to personal health information, have had and could in the future have the effect of increasing our costs and restricting our ability to gather and disseminate information.

        In addition, in 2002 the Agency for Healthcare Research and Quality and the Centers for Medicare and Medicaid Services proposed the nationwide utilization of the survey instrument know as Hospital-CAHPS. This instrument would be used as part of The Quality Initiative: A Public Resource on Hospital Performance, which calls for public reporting of patient experience information by U.S. hospitals. We have no control over when or whether such a program is enacted nationwide, and if it is not so enacted our revenues could be adversely affected. Also, if enacted, the program may increase competition and pricing pressures.

Our charter documents and Wisconsin law contain anti-takeover provisions that could delay or prevent a change of control of our company, which could adversely affect the market price of our common stock.

        Our articles of incorporation and by-laws contain provisions that establish staggered terms for members of our board of directors, place certain restrictions on the removal of directors, authorize the board of directors to issue preferred stock in one or more series without shareholder approval and require advance notice for director nominations and certain other matters to be considered at meetings of shareholders. In addition, the Wisconsin Business Corporation Law and our articles of incorporation prohibit certain business combinations with “interested stockholders” and may limit the voting power of our shares of held by any person in excess of 20% of the voting power in the election of directors. These provisions could have the effect of delaying or preventing a change of control or the removal of our existing management, which could adversely affect the market price of our common stock. See “Description of Capital Stock.”

USE OF PROCEEDS

        All proceeds from the sale of the shares of common stock to be sold pursuant to this prospectus will be for the account of the selling shareholder. As a consequence, we will not receive any proceeds from the sale of the shares of common stock offered by the selling shareholder.

SELLING SHAREHOLDER

        The following table sets forth information as of November 11, 2004 with respect to the number of shares of common stock beneficially owned by the selling shareholder, Michael D. Hays, and as adjusted to reflect the sale of all of the shares of common stock offered by this prospectus. Mr. Hays is our controlling shareholder, or Chief Executive Officer and a member of our board of directors.

Selling Shareholder	Shares of Common Stock Beneficially Owned Prior to Offering	Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering	Percent of Common Stock to be Beneficially Owned After Offering
Michael D. Hays	4,840,855	250,000	4,590,855	64.0%

DIVIDEND POLICY

        We have not paid cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 20,000,000 shares of common stock and 2,000,000 shares of preferred stock. As of November 11, 2004, 7,170,420 shares of our common stock were issued and outstanding and no shares of our preferred stock were issued and outstanding.

Common Stock

        After all cumulative dividends have been paid or declared and set apart for payment on any shares of preferred stock that are outstanding, the common stock is entitled to such dividends as may be declared from time to time by our board of directors in accordance with applicable law.

        Except as provided under Wisconsin law and except as may be determined by our board of directors with respect to any series of preferred stock, only the holders of common stock shall be entitled to vote for the election of directors of the company and on all other matters. Holders of common stock are entitled to one vote for each share of common stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law. See “Statutory, Articles of Incorporation and By-Law Provisions.” Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected.

        All shares of common stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any preferred stock which may be outstanding. Holders of common stock have no preemptive rights to subscribe for or purchase shares of our capital stock. There are no conversion rights, sinking fund or redemption provisions applicable to common stock. The outstanding shares of our common stock, including the shares offered by the selling shareholder under this prospectus, are fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the Wisconsin Business Corporation law for unpaid employee wages.

        The transfer agent for our common stock is Illinois Stock Transfer Company, Chicago, Illinois.

Preferred Stock

        Pursuant to our articles of incorporation, the board of directors has the authority, without further action by the shareholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our commons tock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. As a result, preferred stock could be issued quickly with terms calculated to delay or prevent a change of control of the company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock and may adversely affect the voting and other rights of the holders of common stock. At present, there are no shares of preferred stock outstanding and we have no plans to issue any preferred stock.

Anti-Takeover Effects of Various Provisions of Wisconsin Law and Our Articles of Incorporation and By-Laws

        Section 180.1150 of the Wisconsin Business Corporation Law provides that the voting power of shares of public Wisconsin corporations such as us held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from us or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.

        Sections 180.1140 to 180.1144 of the Wisconsin Business Corporation Law regulate a broad range of “business combinations” between a Wisconsin corporation and an “interested stockholder.” Wisconsin Business Corporation Law defines a “business combination” to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer, or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at lest 5% of the outstanding stock, adoption of a plan of liquidation, and certain other transactions involving an “interested stockholder.” An “interested stockholder” is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation, or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. Sections 180.1140 to 180.1144 prohibit a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if:

•	the board of directors approved the acquisition of the stock prior to the acquisition date;

•	the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or

•	the consideration to be received by shareholders meets certain requirements with respect to form and amount; or

•	the business combination is of a type specifically excluded from the coverage of the statute.

Sections 180.1140 to 180.1144 do not currently apply to the selling shareholder since by their terms they do not apply to the shares of common stock held by the selling shareholder at the time of our initial public offering and our board of directors approved for purposes of Sections 180.1140 to 180.1144 any acquisitions, whether by purchase, gift or otherwise, made by the selling shareholder after that time. Our articles of incorporation contain provisions that are similar to the provisions of Sections 180.1140 to 180.1144.

        Sections 180.1130 to 180.1133 of the Wisconsin Business Corporation Law provide that some “business combinations” not meeting specified adequacy-of-price standards must be approved by a vote of at least 80% of the votes entitled to be cast by shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a “significant shareholder” who is a party to the transaction. The term “business combination” is defined to include, subject to some exceptions, a merger or consolidation of us (or any subsidiary of ours) with, or the sale or other disposition of substantially all of our assets to, any significant shareholder or affiliate thereof. “Significant shareholder” is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the common stock.

        Section 1180.1134 provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under Section 1180.1134, shareholder approval is required for the corporation to:

•	acquire more than 5% of the outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares; or

•	sell or option assets of the corporation that amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to have the provision apply to the corporation.

The restrictions described in the first bullet point above may have the effect of deterring a shareholder from acquiring our shares with the goal of seeking to have us repurchase such shares at a premium over the market price.

        Under our articles of incorporation and by-laws, our board of directors is divided into three classes, with staggered terms of three years each. Each year the term of one class expires. The articles of incorporation provide that any vacancies on the board of directors shall be filled only by the affirmative vote of a majority of the directors in office, even is less than quorum. Any director so elected will serve until the next election of the class for which such director is chosen and until his or her successor is duly elected and qualified.

        Our articles of incorporation provide that any directors may be removed from office, but only for cause by the affirmative vote of at least 66-2/3% of all outstanding shares entitled to vote in the election of directors. However, if at least two-thirds of the board of directors plus one director vote to remove a director, such director may be removed without cause by a majority of the voting power of our outstanding shares of capital stock entitled to vote thereon.

        In addition, our by-laws establish a procedure that shareholders seeking to call a special meeting of shareholder must satisfy. This procedures involves notice to us, our receipt of written demands for a special meeting from holders of 10% or more of the issued and outstanding shares of common stock, a review of the validity of such demands by an independent inspector appointed by us and the fixing of the record and meeting dates by the board of directors. In addition, shareholders demanding such a special meeting must deliver to us a written agreement to pay the costs we incur in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy material for our solicitation of proxies for use at such meeting, in the event such shareholders are unsuccessful in their proxy solicitation.

        Our by-laws also provide the board of directors with discretion in postponing shareholder meetings, including, within some limits, special meetings of shareholders. Additionally, the chief executive officer or the board of directors, acting by resolution, may adjourn a shareholder meeting at any time prior to the transaction of business at such meeting. Our by-laws also contain strict time deadlines and procedures applicable to shareholders seeking to nominate a person for election as a director or to otherwise bring business before a meeting.

        These provisions of our articles of incorporation and by-laws and the Wisconsin Business Corporation Law could have the effect of delaying or preventing a change of control of our company. See “Risk Factors – Our charter document and Wisconsin law contain anti-takeover provisions that could delay or prevent a change of control of our company, which would adversely affect the market price of our common stock.”

PLAN OF DISTRIBUTION

        The selling shareholder may offer and sell shares of common stock offered by this prospectus from time to time and may also decide not to sell all the shares he is allowed to sell under this prospectus. Sales that the selling shareholder does make may be sold in one or more of the following transactions:

•	on the Nasdaq National Market or any other securities exchange or quotation service that lists or quotes the common stock for trading;

•	in the over-the-counter market;

•	in privately negotiated transactions;

•	through put or call option transactions relating to the shares or through short sales of shares; and

•	in a combination of any of the above transactions.

        The selling shareholder may sell his shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The transactions listed above may include block transactions.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

        The selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares of our common stock or of securities convertible into or exchangeable for these shares in the course of hedging positions they assume with the selling shareholder. The selling shareholder may also sell shares short and redeliver shares to close out such short positions. In addition, the selling shareholder may enter into options or other transactions with broker-dealers or other financial institutions that require the delivery to these broker-dealers or other financial institutions of the shares of common stock offered by this prospectus, which these broker-dealers or other financial institutions may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling shareholder also may loan or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

        The selling shareholder has advised us that he has not made any arrangements with any underwriters or broker-dealers relating to the distribution of the shares covered by this prospectus. The selling shareholder may sell his shares directly to purchasers, use broker-dealers to sell his shares or may sell his shares to broker-dealers acting as principals. If this happens, then broker-dealers may either receive discounts or commissions from the selling shareholder, or they may receive commissions from purchasers of shares for whom they acted as agents, or both. This compensation may be in excess of the compensation customary in the type of transactions involved. If a broker-dealer purchases shares as a principal, then it may resell the shares for its own account under this prospectus.

        We will pay all registration fees and expenses for the common stock offered by this prospectus. The selling shareholder and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed “underwriters” under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act.

        We and the selling shareholder may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock. Because the selling shareholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholder that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to his sales of common stock.

        Instead of selling common stock under this prospectus, the selling shareholder may sell common stock in compliance with the provisions of Rule 144 under the Securities Act, if available.

        We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Any such supplement will disclose:

•	the name of the participating broker-dealer(s);

•	the number of shares involved;

•	the price at which such shares were sold;

•	the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

LEGAL MATTERS

        Certain legal matters with respect to this offering and the shares of our common stock offered by this prospectus will be passed upon for us by Foley & Lardner LLP, Milwaukee, Wisconsin.

EXPERTS

        The consolidated financial statements and schedule of National Research Corporation and subsidiary as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

        The following table sets forth the estimated expenses to be borne by the Registrant in connection with the sale and distribution of the securities being registered hereby.

Securities and Exchange Commission registration fee	$515
Accounting fees and expenses	5,000
Legal fees and expenses	25,000
Miscellaneous	4,485

Total	$35,000

Item 15.  Indemnification of Directors and Officers.

        Pursuant to the provisions of the Wisconsin Business Corporation Law, directors and officers of the Registrant are entitled to mandatory indemnification from the Registrant against certain liabilities (which may include liabilities under the Securities Act of 1933) and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless it is determined that the director or officer breached or failed to perform his or her duties to the Registrant and such breach or failure constituted: (a) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had a reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Additionally, under the Wisconsin Business Corporation Law, directors of the Registrant are not subject to personal liability to the Registrant, its shareholders or any person asserting rights on behalf thereof, for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those outlined in (a) through (d) above.

        The Registrant’s By-Laws provided for indemnification and advancement of expenses of officers and directors to the fullest extent provided by the Wisconsin Business Corporation Law.

        The indemnification provided by the Wisconsin Business Corporation Law and the Registrant’s By-Laws is not exclusive of any other rights to which a director or officer of the Registrant may be entitled.

        The Registrant also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Registrant’s former, current or future directors or officers.

Item 16  Exhibits.

The exhibits listed in the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 17.  Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lincoln, State of Nebraska, on the 15th day of November, 2004.

NATIONAL RESEARCH CORPORATION
By:	/s/ Michael D. Hays
Michael D. Hays Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Michael D. Hays and Patrick E. Beans, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any additional registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Michael D. Hays	Chief Executive Officer and Director	November 15, 2004
Michael D. Hays	(Principal Executive Officer)
/s/ Patrick E. Beans	Vice President, Treasurer, Chief Financial Officer and Secretary and Director	November 15, 2004
Patrick E. Beans	(Principal Financial and Accounting Officer)
/s/ JoAnn M. Martin	Director	November 15, 2004
JoAnn M. Martin
/s/ John N. Nunnelly	Director	November 15, 2004
John N. Nunnelly
/s/ Paul C. Schorr III	Director	November 15, 2004
Paul C. Schorr III

EXHIBIT INDEX

Exhibit Number	Description

(4.1)	Articles of Incorporation of National Research Corporation, as amended to date [Incorporated by reference to Exhibit 3.1 to National Research Corporation’s Registration Statement on Form S-1 (Registration No. 333-33273)]

(4.2)	By-Laws of National Research Corporation, as amended to date [Incorporated by reference to Exhibit 3.2 to National Research Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 0-29466)]

Pursuant to Item 601(b)(4)(iii) of Regulation S-K, National Research Corporation agrees to furnish to the Securities and Exchange Commission, upon request, any instrument defining the rights of holders of long-term debt not being registered that is not filed as an exhibit to this Registration Statement on Form S-3.

(5)	Opinion of Foley & Lardner LLP

(23.1)	Consent of KPMG LLP

(23.2)	Consent of Foley & Lardner LLP (contained in Exhibit (5) hereto)

(24)	Power of Attorney (included on the signature page hereto)